                                                                    EXHIBIT 99.1



                              VCA ANTECH ANNOUNCES
          REFINANCING OF SENIOR CREDIT FACILITY - LOWERS INTEREST RATE
                        BY 25 BASIS POINTS TO LIBOR +225

    LOS ANGELES, CALIFORNIA, JUNE 1, 2004 - VCA ANTECH, INC. (NASDAQ NM SYMBOL:
WOOF) announced today that it has refinanced its senior credit facility. The $145.3 million of total outstanding senior term D notes were replaced with new senior term E notes in the amount of $225.0 million, priced at LIBOR plus 225 basis points, resulting in a 25 basis point reduction in the interest rate. The additional $79.7 million borrowed was used to finance the acquisition of National PetCare Centers, Inc. ("NPC"), which was previously announced and closed today.

    Bob Antin, Chairman and CEO, stated, "I am pleased that as a result of our strong operating performance and the recent upgrade of our senior secured credit rating by Moody's and Standard and Poor's to Ba3 and BB-, respectively, we were able to lower our interest rate by 25 basis points. We appreciate Goldman Sachs' and Wells Fargo Bank's efforts in arranging this successful refinancing."

    In conjunction with the refinancing of its senior credit facility, in the second quarter of 2004 the Company expects to record an expense for certain deferred financing costs and other related expenses. The Company is still evaluating those costs and the foregoing excludes any related impact.

                            DETAIL OF REFINANCED DEBT

                                  Retired Debt                  New Debt
                             --------------------         -------------------
    Description              Balance         Rate         Balance        Rate
    -----------              -------         ----         -------        ----
    Senior Term D Notes      $145.3         L +250          --             --
    Senior Term E Notes         --            --          $225.0        L +225

    Revolver (unused)        $ 50.0         L +275        $ 50.0        L +275

    Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins, the level of selling, general and administrative costs, the effects of competition, the efficient integration of the Company's acquisitions, the effects of the Company's recent acquisitions and its ability to effectively manage its growth, the ability of the Company to service its debt, the continued implementation of its management information systems, pending litigation and governmental investigations, general economic conditions, and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filing with the SEC on Form 10-K and the reader is directed to



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these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

    VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

    Media contact:    Tom Fuller, Chief Financial Officer
                      (310) 571-6505



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